PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-294219

Galaxy Payroll Group Limited

3,800,000 Class A Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the caption “Selling Shareholders” of 3,800,000 of Class A ordinary shares (the “Shares”) of Galaxy Payroll Group Limited (the “Company”), par value $0.00625 per share (the “Class A Ordinary Shares”), issued pursuant to certain securities purchase agreement (collectively the “SPA”) by and among the Company and certain non-affiliated investors (the “Investors”), dated as of January 15, 2026. We are not selling any Class A Ordinary Shares under this prospectus and will not receive any proceeds from the sale of the Shares by the Selling Shareholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares.

We are registering for resale of these securities by the Selling Securityholders, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer, pursuant to the registration rights under the SPA. The Selling Securityholders may offer all or part of the Shares for resale from time to time, in amounts, at prices and on terms determined at the time of offering through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “GLXG.” On March 18, 2026, the closing price of our Class A Ordinary Shares was $2.36 per share.

We are not a Chinese operating company but a British Virgin Islands holding company with operations conducted by our subsidiaries established in People’s Republic of China (“Mainland China”), Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR” or “Hong Kong”), Taiwan and Macau. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “Company,” “we,” “us,” or “our,” refers to Galaxy Payroll Group Limited, a British Virgin Islands holding company. “PRC Subsidiaries” refer to our subsidiaries incorporated in mainland China, and “Hong Kong Subsidiaries” refer to our subsidiaries incorporated in Hong Kong. We will also refer to all of our subsidiaries, “Subsidiaries”. Investors are not buying shares of a China-based operating company but instead are buying shares of a British Virgin Islands holding company with operations conducted by its subsidiaries. Therefore, investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk.

Our holding company structure involves unique risks to investors. Because of our corporate structure and operations in Mainland China through our PRC subsidiary, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, as well as uncertainty about any future actions of the PRC government. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinese regulatory authorities disallow our holding company structure in the future, it will likely result in a material change in our financial performance, our operations and our results of operations and/or the value of our Class A Ordinary Shares, which could cause the value of such securities to significantly decline or become worthless.

CORPORATE STRUCTURE AND CASH TRANSFERS

The following are tables providing descriptions of how cash is transferred through our organization for the six months ended December 31, 2025 and 2024, and for the fiscal years ended June 30, 2025 and 2024.

For the six months ended December 31, 2025
No.	Transfer from	Transfer to	Approximate value (HKD)	Note
1	Galaxy Payroll Services Limited	Galaxy Human Resources Limited	18,768,095	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in Taiwan
2	Galaxy Payroll Services Limited	Galaxy Corporate Management Consultancy (Shenzhen) Limited	8,814,045	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in PRC

For the six months ended December 31, 2024
No.	Transfer from	Transfer to	Approximate value (HKD)	Note
1	Galaxy Payroll Services Limited	Galaxy Human Resources Limited	7,460,383	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in Taiwan
2	Galaxy Payroll Services Limited	Galaxy Corporate Management Consultancy (Shenzhen) Limited	10,800,513	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in PRC
3	Galaxy Payroll Services Limited	Melkweg Holdings (BVI) Limited	16,624,364	Cash transferred as dividend from the subsidiary in Hong Kong to its direct parent entity in British Virgin Islands
4	Melkweg Holdings (BVI) Limited	Melkweg Holdings Limited	16,624,364	Cash transferred as dividend from the subsidiary in British Virgin Islands to its direct parent entity in Cayman
5	Melkweg Holdings Limited	Galaxy Payroll Group Limited	16,411,820	Cash transferred as dividend from the subsidiary in Cayman to its holding company in British Virgin Islands

For the year ended June 30, 2025
No.	Transfer from	Transfer to	Approximate value (HKD)	Note
1	Galaxy Payroll Services Limited	Galaxy Human Resources Limited	20,081,664	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in Taiwan
2	Galaxy Payroll Services Limited	Galaxy Corporate Management Consultancy (Shenzhen) Limited	21,335,974	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in PRC
3	Galaxy Payroll Services Limited	Melkweg Holdings (BVI) Limited	16,624,364	Cash transferred as dividend from the subsidiary in Hong Kong to its direct parent entity in British Virgin Islands
4	Melkweg Holdings (BVI) Limited	Melkweg Holdings Limited	16,624,364	Cash transferred as dividend from the subsidiary in British Virgin Islands to its direct parent entity in Cayman
5	Melkweg Holdings Limited	Galaxy Payroll Group Limited	16,411,820	Cash transferred as dividend from the subsidiary in Cayman to its holding company in British Virgin Islands

For the year ended June 30, 2024
No.	Transfer from	Transfer to	Approximate value (HKD)	Note
1	Galaxy Payroll Services Limited	Galaxy Human Resources Limited	11,971,145	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in Taiwan
2	Galaxy Payroll Services Limited	Galaxy Corporate Management Consultancy (Shenzhen) Limited	16,818,368	Payroll funds and service fee income transferred and earned from the subsidiary in Hong Kong to the subsidiary in PRC
3	Galaxy Payroll Services Limited	Melkweg Holdings (BVI) Limited	7,118,002	Cash transferred as dividend from the subsidiary in Hong Kong to its direct parent entity in British Virgin Islands
4	Melkweg Holdings (BVI) Limited	Melkweg Holdings Limited	7,118,002	Cash transferred as dividend from the subsidiary in British Virgin Islands to its direct parent entity in Cayman
5	Melkweg Holdings Limited	Galaxy Payroll Group Limited	9,461,002	Cash transferred as dividend from the subsidiary in Cayman to its holding company in British Virgin Islands
6	Galaxy Payroll Group Limited	The shareholders of Galaxy Payroll Group Limited	9,461,002	Cash transferred as dividend from the holding company in British Virgin Islands to its ultimate shareholders’ entities in British Virgin Islands

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. Subject to the BVI Business Companies Act and our Second Amended and Restated Memorandum and Articles of Association, our board of directors may, by resolutions of directors, authorize and declare a dividend to our shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves. Dividends cannot be paid out of share capital. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries.

According to current PRC regulations, our PRC subsidiary’s ability to distribute dividends is based upon its distributable earnings, and our PRC subsidiary is only permitted to pay dividends to Galaxy Payroll (China) out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserve can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of our PRC subsidiary, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The company currently does not have any cash management policies that dictate how funds are transferred. For the foreseeable future, we intend to use the earnings for the development of customer capacity. As a result, Galaxy currently does not have a plan to declare dividends to its shareholders in the foreseeable future.

Increasing Galaxy’s registered capital in a mainland China subsidiary requires filing with the State Administration for Market Regulation (“SAMR”) or its local bureau, while a shareholder loan requires a filing with the State Administration of Foreign Exchange (“SAFE”) or its local bureau. Foreign direct investment and loans must be approved by and/or registered in accordance with the Foreign Exchange Administration Regulations promulgated in 1996, as amended in 2008. The total amount of loans we can make to our PRC subsidiary cannot exceed statutory limits. PRC laws currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC laws, after setting aside, at a minimum, 10% of net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of registered capital; such reserves may not be distributed as cash dividends. PRC laws and regulations allow an offshore holding company to provide funding to mainland China subsidiaries only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans.

RISKS RELATED TO DOING BUSINESS IN CHINA AND HONG KONG

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business. The uncertainties regarding the enforcement of laws and the fact that rules and regulations in mainland China can change quickly, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in our subsidiary in Hong Kong could result in a material change in our operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to The PRC, Hong Kong, Taiwan and Macau” in the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2025 (the “FY25 Annual Report”) incorporated by reference herein.

Galaxy may encounter several limitations related to cash transfer among its Operating Entities, the holding company and its investors. Any funds we transfer to our Operating Entities, either as a shareholder loan or as an increase in registered capital, are subject to permission and approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to our PRC subsidiary are subject to registration with SAMR or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiary is required to be registered with SAFE or its local branches and (ii) our PRC subsidiary may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China.

Furthermore, a Hong Kong company may only make a distribution out of profits available for distribution or other distributable reserves; and there can be no assurance that in the future the PRC government will not intervene or impose restrictions on our Hong Kong subsidiaries’ ability to transfer or distribute cash/assets to entities outside of Hong Kong, which could result in an inability or prohibition on making transfers or distributions to us and adversely affect our business. In addition, to the extent funds and/or assets are in mainland China, the funds and/or assets may not be available to fund operations or for other use outside of PRC due to interventions in or the imposition of restrictions and limitations by the government in mainland China. See “Risk Factors — Restrictions on currency exchange may limit our ability to receive and use our revenue effectively” in the Company’s FY25 Annual Report incorporated by reference herein.

An “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Such limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise, as the beneficial owner, owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company in Hong Kong. See “Risk Factors — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” in the Company’s FY25 Annual Report incorporated by reference herein.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

As Galaxy, through its subsidiaries, operates business, and has most of its assets and executive officers in Hong Kong, Taiwan, Macau and the PRC, it may be difficult for Galaxy’s shareholders to effect foreign service of process upon Galaxy or those executives or officers. Apart from that, there is uncertainty as to whether the courts in the PRC would recognize or enforce judgments of United States courts, as the United States and the PRC do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong under common law by bringing an action in a Hong Kong court.

CYBERSECURITY AND DATA PROTECTION

Galaxy may also be subject to a variety of laws and other obligations regarding cybersecurity and data protection in Hong Kong, Taiwan, Macau, the PRC and other jurisdictions where it operates. Our directors are of the view that Galaxy is in compliance with applicable data protection laws. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

PRC REGULATORY REQUIREMENTS FOR OVERSEAS LISTINGS

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) with five interpretive guidelines (together, the “New Overseas Listing Rules”), which came into effect on March 31, 2023. The New Overseas Listing Rules apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings.

Under the New Overseas Listing Rules, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China. The New Overseas Listing Rules state that any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes, exchangeable notes and preferred shares, shall be subject to filing requirement within three business days after the completion of the offering. Based on our understanding of the rules, we are not required to submit the filing report to the CSRC for any future offerings. To date, there are uncertainties in the interpretation and enforcement of these laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments, or continue to list on a U.S. or other foreign exchange.

PCAOB INSPECTION AND THE HFCAA

Galaxy’s auditor, Guangdong Prouden CPAs GP, an independent registered public accounting firm, is subject to inspection by the Public Company Accounting Oversight Board (“PCAOB”).

The Holding Foreign Companies Accountable Act (the “HFCAA”) requires the PCAOB to make determinations regarding its ability to inspect and investigate completely registered public accounting firms based in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. On August 26, 2022, the PCAOB signed a Statement of Protocol with Chinese authorities providing for PCAOB access. On December 15, 2022, the PCAOB issued a new Determination Report which concluded that it was able to inspect and investigate completely PCAOB-registered accounting firms headquartered in mainland China and Hong Kong in 2022, and vacated the December 16, 2021 Determination Report.

The PCAOB is required under the HFCAA to make its determination on an annual basis. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong, it will make determinations under the HFCAA as and when appropriate. Whether the PCAOB will continue to conduct inspections and investigations completely is subject to uncertainty and depends on a number of factors out of Galaxy’s control, including positions taken by authorities of the PRC. If the PCAOB determines for two consecutive years that it is unable to inspect Galaxy’s auditor completely, Galaxy’s securities may be subject to delisting or prohibition from trading.

This prospectus may not be used to offer or sell any Securities unless accompanied by a prospectus supplement.

You should carefully read and consider the risk factors beginning on page 5 of this prospectus, and the risk factors described in the documents incorporated by reference into this prospectus for more information before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CERTAIN DEFINED TERMS

In this prospectus, unless the context otherwise requires, the following expressions shall have the following meanings.

“Articles” or “Articles of Association”	the articles of association of our Company, as amended or supplemented from time to time

“Board” or “Board of Directors” or “ our Board”	the board of Directors

“business day(s)”	a day on which banks in New York are generally open for normal business hours to the public and which is not a Saturday, Sunday or public holiday in New York

“BVI”	the British Virgin Islands

“BVI Companies Act” or “Companies Act”	The BVI Business Companies Act as amended

“Class A Ordinary Shares”	Class A Ordinary Shares of Galaxy Payroll Group Limited, par value $0.00625

“Class B Ordinary Shares”	Class B Ordinary Shares of Galaxy Payroll Group Limited, par value $0.00625

“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company”, “our Company”, “Galaxy Payroll BVI” or “we”, or “us”	Galaxy Payroll Group Limited, a holding company incorporated in the British Virgin Islands on August 26, 2021 as a BVI business company under the BVI Business Companies Act, which is also a Nasdaq-listed company.

“Directors” or “our Directors”	the director(s) of our Company

“Founder Shareholders”	Mr. Lao, Mr. But and Mr. Yeung, three largest shareholders with each holding 15% of the total issued and outstanding shares prior to the closing of our initial public offering, altogether own 45% of the Company’s shares.

“FY” or “financial year(s)”	financial year(s) of our Company ended or ending June 30

“Galaxy Solutions Partner”	Galaxy Solutions Partner Limited, formerly known as Galaxy GEO Services Limited, a company incorporated in Hong Kong with limited liability on February 5, 2013 and an indirect wholly-owned subsidiary of the Company

“Galaxy HR (Macau)”	GALAXY HUMAN RESOURCES (MACAO) LIMITED (GALAXY RECURSOS HUMANOS (MACAU) LIMITADA (in Portuguese)), a company incorporated in Macau with limited liability on July 26, 2016 and an indirect wholly-owned subsidiary of the Company, mainly responsible for doing business in Macau

“Galaxy HR (SZ)”	Galaxy Corporate Management Consultancy (Shenzhen) Limited, a limited liability company established in the PRC on March 7, 2018 and a wholly-owned subsidiary of Galaxy Payroll (China), mainly responsible for doing business in PRC

“Galaxy HR (TW)”	Galaxy Human Resources Limited, a limited liability company established in Taiwan on March 21, 2018 and a wholly-owned subsidiary of Galaxy Payroll (TW), mainly responsible for doing business in Taiwan

“Galaxy Payroll (China)”	GALAXY PAYROLL (CHINA) LIMITED, a company incorporated in Hong Kong with limited liability on October 24, 2017 and an indirect wholly-owned subsidiary of the Company, mainly responsible for doing business in PRC

“Galaxy Payroll (HK)”	Galaxy Payroll Services Limited, a company incorporated in Hong Kong with limited liability on February 21, 2013 and a wholly-owned subsidiary of the Company, mainly responsible for doing business in Hong Kong

“Galaxy Payroll (TW)”	GALAXY PAYROLL (TAIWAN) LIMITED, a company incorporated in Hong Kong with limited liability on December 31, 2018 and a wholly-owned subsidiary of the Company, mainly responsible for doing business in Taiwan

“Group”, “our Group”	our Company and our subsidiaries at the relevant time or, where the context otherwise requires, in respect of the period prior to our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time

“HK$”, “HKD” or “Hong Kong dollars”	Hong Kong dollar(s), the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Macau”	the Macao Special Administrative Region of the PRC

“Memorandum” or “Memorandum of Association”	the memorandum of association of our Company, as amended or supplemented from time to time

“MPF”	Mandatory Provident Fund

“Mr. But”	Mr. But Yiu Kong Kenneth, the chief operating officer of our Company, one of our founders and executive Directors and a member of a group of our Founder Shareholders

“Mr. Lao”	Mr. Lao Wai Hong, the chairman of our Board, the chief executive officer of our Company, one of our founders and executive Directors and a member of a group of our Founder Shareholders

“Mr. Yeung”	Mr. Yeung Wai Cheung, the chief financial officer of our Company, one of our founders and a member of a group of our Founder Shareholders

“Operating Entities”	The collection of Galaxy Payroll (HK), Galaxy HR (Macau), Galaxy Solutions Partner, Galaxy HR (TW) and Galaxy HR (SZ)

“Ordinary Shares” or “Shares”	Ordinary Shares, par value $0.00625 per share, or Class A Ordinary Shares and Class B Ordinary Shares, as context requires.

“PRC” or “China”	the People’s Republic of China, excluding for the purposes of this prospectus only, Hong Kong, Macao and Taiwan

“Regulation S”	Regulation S under the U.S. Securities Act

“RMB”	Renminbi, the lawful currency of the PRC;

“USD” or “US$”	the United States dollar(s), the lawful currency of the United States

“VAT”	the Value-added Tax

Special Note Regarding Forward-Looking Statements

This prospectus contains or may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our ability to expand our customer base and grow our business;

●	the timing of the development of our future business operations;

●	our capabilities to deliver payroll outsourcing and employment services;

●	our expected future economic performance;

●	competition in the payroll outsourcing and employment services market;

●	continued market acceptance of our services;

●	changes in laws and regulations that affect our operations;

●	inflation and fluctuations in foreign currency exchange rates;

●	the cost of complying with current and future governmental regulations and the impact of any changes in regulations on our operations;

●	our ability to manage growth effectively;

●	projections of revenue, earnings, capital structure and other financial items;

●	fluctuations in operating results;

●	our dependence on senior management and key employees;

●	our ability to maintain the listing of our Class A Ordinary Shares on Nasdaq; and

●	continued development of a public trading market for our securities.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	our ability to grow and manage growth profitably and maintain relationships with customers and key employees;

●	future exchange and interest rates and currency fluctuations;

●	our dependence on the services of our executive officers and key personnel;

●	difficulties in managing our growth and expanding our operations;

●	risks and uncertainties associated with laws and regulations within the People’s Republic of China, Hong Kong, Taiwan, and Macau, which may have a material adverse effect on our business;

●	our dependence on relationships with customers and our exposure to customer concentration risk;

●	risks relating to disruptions in our systems, applications, data centers or cloud-computing services;

●	our ability to upgrade, enhance and expand our technology and services to meet client needs and preferences;

●	competition in the payroll outsourcing and employment services market;

●	our lack of effective internal controls over financial reporting;

●	potential cyberattacks, data security incidents, or breaches of confidential information; and

●	other matters described under “Item 3.D.-Risk Factors” in the FY25 Annual Report.

v

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus, including information incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus (as supplemented or amended), including its consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from Galaxy’s other filings with the SEC, before making an investment decision. For additional information, see the section “Where You Can Find Additional Information”.

Overview

We are a holding company incorporated in the British Virgin Islands, or BVI. As a holding company with no operations, we are not a Chinese operating company. Our operations are conducted by our Operating Entities, which include our indirect wholly-owned subsidiaries, such as Galaxy Payroll Services Limited (“Galaxy Payroll (HK)”), Galaxy Solutions Partner Limited (“Galaxy Solutions Partner”), Galaxy Corporate Management Consultancy (Shenzhen) Limited (“Galaxy HR (SZ)”), Galaxy Human Resources Limited (“Galaxy HR (TW)”), and Galaxy Recursos Humanos (Macau) Limitada (“Galaxy HR (Macau)”), which are incorporated in Hong Kong, PRC, Taiwan and Macau (the Operating Entities, collectively with the Company, the “Group”). As a reputable payroll outsourcing and employment service provider based in Hong Kong, the Company, through our Operating Entities, provides services to our customers which are mainly categorized as (i) channels which are global human resources service providers engaged by companies/organizations to handle payroll and/or employment-related matters for their branch offices in different regions; (ii) end-users which are mainly multinational companies/organizations that outsource their payroll and/or employment functions to us directly; and (iii) end-users consulting us for their future expansion worldwide. Galaxy HR (SZ), Galaxy Payroll (HK), Galaxy HR (TW) and Galaxy HR (Macau) provide payroll outsourcing services in mainland China, Hong Kong, Taiwan and Macau; and Galaxy Payroll (HK), Galaxy Solutions Partner, Galaxy HR (TW) and Galaxy HR (Macau) provide employment services in mainland China, Hong Kong, Japan, Taiwan, Macau, Australia and other Asian countries. End-users of our services may either be (i) our indirect customers engaging us through channels; or (ii) our direct customers. This is an offering of the Class A Ordinary Shares of Galaxy Payroll Group Limited, the holding company incorporated in BVI, instead of shares of our Operating Entities. You may never directly hold any equity interest in our Operating Entities.

In providing payroll outsourcing services, we generally assist our end-users in (i) calculating employees’ salaries and the required employer’s contributions to Hong Kong’s Mandatory Provident Fund (MPF) and PRC’s social security and housing provident funds as well as individual income tax and any other deductions required to be made under the laws of the respective jurisdictions; (ii) arranging for payment to the employees’ bank accounts; (iii) monitoring and maintaining payroll records; and (iv) preparing and filing employment-related tax returns. For the years ended June 30, 2025, 2024 and 2023, we handled approximately 103,000, 99,800 and 65,400 payroll transactions for our payroll outsourcing service customers, respectively. During the years ended June 30, 2025, 2024 and 2023 and for the six months ended December 31, 2024, 2023 and 2022, we provided payroll outsourcing services in Hong Kong, Macau and Taiwan directly and cooperated with in-country partners to provide payroll outsourcing services in the PRC and India where appropriate.

In providing employment services, our Operating Entities or our in-country partners (upon our request) (i) act as the employers of record to employ suitable candidates, who are sourced by our end-users, and second them back to our end-users; and (ii) handle the seconded employees’ payroll as their employers of record. We provided employment services in Hong Kong, Taiwan and Macau directly and cooperated with in-country partners to provide employment services in the PRC, Japan, Australia, Thailand, Malaysia, Vietnam, India, Indonesia, Philippines and Bangladesh where appropriate.

With regard to the business the Company and its subsidiaries participate in, the Company has expressly confirmed to have received all requisite permissions or approvals in Taiwan and Macau, based on the knowledge of its own administrative staff who maintains the compliance status regarding Taiwan and Macau. As of the date of this prospectus, the management of the Company believes that the Company has received all requisite permissions or approvals necessary for its business operations in the PRC and has received all requisite licenses, permits and approvals for its business operations in Hong Kong.

Organizational Structure

The following diagram and the chart illustrate our corporate structure, including our principal subsidiaries, consolidated affiliated entities and subsidiaries of consolidated affiliated entities as of the date hereof:

Name	Background	Ownership	Principal activities
Galaxy Payroll Group Limited (“Galaxy Payroll BVI”)	● Located in the British Virgin Islands (“BVI”) ● Incorporated on August 26, 2021	-	Investment holding
Melkweg Holdings Limited (“Melkweg Cayman”)	● Located in the Cayman Islands ● Incorporated on October 31, 2019	100% directly owned by Galaxy Payroll BVI	Investment holding
Melkweg Holdings (BVI) Limited (“Melkweg BVI”)	● Located in the BVI ● Incorporated on November 5, 2019	100% directly owned by Melkweg Cayman	Investment holding
Galaxy Payroll Services Limited (“Galaxy Payroll (HK)”)	● Located in Hong Kong ● Incorporated on February 21, 2013	100% owned by Melkweg BVI	Provision of payroll outsourcing and employment services
Galaxy Recursos Humanos (Macau) Limitada (“Galaxy HR (Macau)”)	● Located in Macau ● Incorporated on July 26, 2016	98% owned by Galaxy Payroll (HK) and 2% owned by Galaxy Solutions Partner	Provision of payroll outsourcing services
Galaxy Payroll (Taiwan) Limited (“Galaxy Payroll (TW)”)	● Located in Hong Kong ● Incorporated on December 31, 2018	100% owned by Melkweg BVI	Investment holding
Galaxy Human Resources Limited (“Galaxy HR (TW)”)	● Located in Taiwan ● Incorporated on March 21, 2018	100% owned by Galaxy Payroll (TW)	Provision of employment services
Galaxy Solutions Partner Limited (“Galaxy Solutions Partner”)	● Located in Hong Kong ● Incorporated on February 5, 2013	100% owned by Melkweg BVI	Provision of employment services (acting as employer of record)
Galaxy Payroll (China) Limited (“Galaxy Payroll (China)”)	● Located in Hong Kong ● Incorporated on October 24, 2017	100% owned by Melkweg BVI	Investment holding
Galaxy Corporate Management Consultancy (Shenzhen) Limited (“Galaxy HR (SZ)”)	● Located in People’s Republic of China (“PRC”) ● Incorporated on March 7, 2018	100% owned by Galaxy Payroll (China)	Provision of payroll outsourcing and employment services

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We have elected not to opt out of such exemptions afforded to an emerging growth company, and following the consummation of our initial public offering in September 2024, we are taking advantage of the benefits of the extended transition period that emerging growth company status permits. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (i.e., June 30, 2030), (b) the last day of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates as of the prior June 30, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Corporate Information

Our principal executive offices are located at 25th Floor, Ovest, 77 Wing Lok Street, Sheung Wan, Hong Kong. Our phone number is +852 3105 2611. Our registered office in the British Virgin Islands is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain a corporate website at www.galaxy-hk.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE, 19711.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically, with the SEC at www.sec.gov.

THE OFFERING

Shares offered by the Selling Shareholder:	3,800,000 Class A Ordinary Shares.

Ordinary Shares currently outstanding	5,601,515 Class A Ordinary Shares as of March 11, 2026. 360,000 Class B Ordinary Shares

Terms of this offering:	The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds:	All proceeds from the sale of the Shares offered hereby will be for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares offered pursuant to this prospectus. See the caption “Use of Proceeds” in this prospectus.

Nasdaq Capital Market Symbol:	“GLXG”

Trading:	Our Class A Ordinary Shares currently trade on the Nasdaq Capital Market under the symbol GLXG.

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 5 before deciding to invest in our Class A Ordinary Shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Class A Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F for the fiscal year ended June 30, 2025 filed with the SEC on October 24, 2025, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Class A Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to this Offering

Future sales of our Class A Ordinary Shares may cause the prevailing market price of our shares to decrease.

We are registering for resale by the Selling Securityholders an aggregate of 3,800,000 Class A Ordinary Shares issued in connection with a private placement. Sales of a substantial number of our Class A Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of our Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares has been, and may continue to be, highly volatile, and such volatility could cause the market price of our Class A Ordinary Shares to decrease and could cause you to lose some or all of your investment in our Class A Ordinary Shares.

The stock market in general and the market prices of our Class A Ordinary Shares on Nasdaq, in particular, are or will be subject to fluctuation, and changes in these prices may be unrelated to our operating performance. During the six-month period prior to the date of this prospectus, the market price of our Class A Ordinary Shares has fluctuated significantly. We anticipate that the market prices of our Class A Ordinary Shares will continue to be subject to wide fluctuations. The market price of our Class A Ordinary Shares is, and will be, subject to a number of factors, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

These factors may materially and adversely affect the market price of our shares and result in substantial losses by our investors.

The amendment to the Nasdaq’s continued listing requirements could result in our inability to maintain our listing.

On September 3, 2025, Nasdaq proposed to introduce an accelerated process for suspending and delisting companies with a listings deficiency that also have a market value listed securities below $5.0 million. Nasdaq proposes further enhancing investor protections by providing for suspension from Nasdaq trading and immediate delisting (rather than providing a compliance period) of any company that becomes non-compliant with a numeric listing requirement, including the bid price, market value of public float, equity, income and total assets/revenue requirements, and that has a market value of listed securities of less than $5 million. To effect this change, Nasdaq proposes to modify Listing Rule 5810(c)(1) to add an additional type of a deficiency that results in immediate delisting and suspension from trading of the company’s securities. Specifically, Listing Rule 5810(c)(1) will provide that staff’s delisting notice will inform the company that its securities are immediately subject to suspension and delisting when a company is non-compliant with one or more of the listing requirements contained in Rule 5450 or Rule 5550 and the company’s Market Value of Listed Securities has failed to maintain a value of at least $5 million for a period of 10 consecutive business days. Listing Rule 5810(c)(2)(A)(i) currently identifies all quantitative deficiencies from standards that do not provide a compliance period as deficiencies for which a company may submit a plan of compliance for staff review. Nasdaq proposes to modify Listing Rule 5810(c)(2)(A)(i) to provide that the company may not submit such a plan when the company’s Market Value of Listed Securities had been less than $5 million for a period of 10 consecutive business days. Further, Listing Rule 5810(c)(3) currently identifies deficiencies for which the rules provide a specified cure or compliance period. Nasdaq proposes to modify Listing Rule 5810(c)(3) to provide that a company will not be entitled to such cure or compliance period if the company’s Market Value of Listed Securities has failed to maintain a value of at least $5 million for a period of 10 consecutive business days. Finally, Nasdaq proposes to modify Listing Rule 5810(c)(1) to provide that staff’s delisting notice in these circumstances will inform the company that its securities are immediately subject to suspension from trading on Nasdaq. Nasdaq believes that it is not appropriate for such a company to continue trading on Nasdaq during the pendency of the Hearings Panel review process. Instead, Nasdaq proposes to amend Rule 5815 to remove the stay provision in these situations so that the company’s securities will be suspended from trading on Nasdaq during the pendency of the Hearings Panel’s review.

The proposed accelerated process for suspending and delisting companies with a listings deficiency that also have a market value listed securities below $5.0 million, if implemented, may put immense pressure on our Company, We may have to monitor the market value of our listed securities closely and take actions timely, such as issuing additional securities and raising additional capital to regain and/or maintain compliance. Any such risk of losing our listing status quickly may harm investors’ confidence, our liquidity and limit our access to additional funding.

Even if we currently meet the revised listing requirements, we may be unable to continue to satisfy the newly revised listing requirements and applicable rules on the Nasdaq Capital Market, which could materially and adversely affect the liquidity, visibility, and overall marketability of our Class A Ordinary Shares. Currently, it is not clear whether Nasdaq will propose any continue listing rules specifically applicable to companies with principal operations in China, Hong Kong, and Macau, but if that occurs, our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities, or our securities could be subject to delisting.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. On December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we are not required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to continue qualifying as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future.

USE OF PROCEEDS

The Shares are being registered for the account of the Selling Shareholders. We will not receive any of the proceeds from the sale of the Shares.

SELLING SHAREHOLDERS

We are registering the Shares previously issued to the Selling Shareholders in order to permit the Selling Shareholders to offer the Shares for resale from time to time. The Shares being offered by the Selling Shareholders are 3,800,000 Class A Ordinary Shares. The Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the Class A Ordinary Shares held by the Selling Shareholder.

The second column lists the number of Class A Ordinary Shares beneficially owned by the Selling Shareholders, based on the ownership of the Class A Ordinary Shares of each Selling Shareholder and 5,601,515 Class A Ordinary Shares currently outstanding, as of March 11, 2026.

The third column lists the beneficial ownership of each Selling Shareholder to the Company’s Class A Ordinary Shares.

The fourth column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of the SPA with the Selling Shareholders, this prospectus generally covers the resale of the number of Class A Ordinary Shares issued to the Selling Shareholders in the “Private Placement” above. The fourth column assumes the sale of all of the Class A Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may sell all, some or none of their shares listed below. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Beneficial Ownership of Class A Ordinary Shares Prior to the Offering	Number of Class A Ordinary Shares to be Offered	Number of Class A Ordinary Shares of Owned After Offering
SUN, Hsiu Na(1)	230,000	4.11%	230,000	-
WONG, Tin Fat(2)	210,000	3.75%	210,000	-
SI, Lin Tai(3)	210,000	3.75%	210,000	-
TSE, Joseph(4)	280,000	5.00%	280,000	-
IP, Wing Kiu Wendy(5)	280,000	5.00%	280,000	-
FUNG, Yuet Yan(6)	280,000	5.00%	280,000	-
WONG, Ying Chuen(7)	280,000	5.00%	280,000	-
TANG, Cheuk Nam(8)	290,000	5.18%	290,000	-
LO, Tsz Tung(9)	290,000	5.18%	290,000	-
WONG, Wai Lun Alan(10)	290,000	5.18%	290,000	-
KONG, King Ong Alexander(11)	290,000	5.18%	290,000	-
LAM, Yeung Hing(12)	290,000	5.18%	290,000	-
CHOW, Wai Leung(13)	290,000	5.18%	290,000	-
LAW, Kwok Ho Kenward(14)	290,000	5.18%	290,000	-

(1)	The address for Hsiu Na Sun is 12F., No. 60, Sec. 2, Wenhua 3rd Rd., Linkou Dist., New Taipei City 244408, Taiwan.

(2)	The address for Tin Fat Wong is G/F, No. 45A Lo Tsz Tin Tsuen, Tai Po, N.T., Hong Kong.

(3)	The address for Lin Tai Si is 106 TRAVESSA DE MA KAU SEAK, FL. R/C U, BAI YUN GARDEN, MACAU.

(4)	The address for Joseph Tse is Flat 5, 17/F, Block 30, Heng Fa Chuen, Chai Wan, Hong Kong.

(5)	The address for Wing Kiu Wendy Flat E, 10/F, Block 16, Park Island, 8 Pak Lai Road, Ma Wan, New Territories, Hong Kong.

(6)	The address for Yuet Yan Fung is Flat C, 9/F, Tower 1A, Wings At Sea, Lohas Park Phase IVA, Tseung Kwan O, N.T. , Hong Kong.

(7)	The address for Ying Chuen Wong is 2/F, 168 Tai Tseng Wai, Yuen Long, N.T., Hong Kong.

(8)	The address for Chuek Nam Tang is Room F, 35/F, Block 5, Regentville, 8 Wo Mun Street, Fanling, N.T., Hong Kong.

(9)	The address for Tsz Tung Lo is Flat D, 25/F, Tower 8, Grand YOHO, Yuen Long, N.T., Hong Kong.

(10)	The address for Wai Lun Alan Wong is Flat 1404, 14/F, Oi Ning House, Tsz Oi Court, Tsz Wan Shan, Kowloon, Hong Kong.

(11)	The address for King Ong Alexander Kong is Unit B&D, 13/F, Lee & Man Commercial Center, 169 Electric Road, North Point, Hong Kong.

(12)	The address for Yeung Hing Lam is 53A Tower 6, Residence Oasis, Tseung Kwan O, NT, Hong Kong.

(13)	The address for Wai Leung Chow is FLAT A, 12/F, Tower 3, Tierra Verde, 33 Tsing King Road, Tsing Yi, N.T. , Hong Kong.

(14)	The address for Kwok Ho Kenward Law is Flat C, 19/F, Tower 3, Laguna Verde, Hung Hom, Kowloon, Hong Kong.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of the Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the Shares by other means not described in this prospectus. If the Selling Shareholder effects such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Shares owned by him and, if he defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares under this registration statement, estimated to be $9,825.36 in total, including, without limitation, Securities and Exchange Commission filing fees, legal counsel fees, and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,225.36
Legal Fees and Expenses	4,000.00
Accounting Fees and Expenses	4,000.00
Miscellaneous Expenses	600.00
Total Expenses	$9,825.36

LEGAL MATTERS

We are being represented by Pryor Cashman LLP with respect to legal matters of United States federal securities law and New York State law in connection with this Offering. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to British Virgin Islands law will be passed upon for us by Ogier, our counsel as to British Virgin Islands law.

EXPERTS

The consolidated financial statements as of June 30, 2024 and 2025 and for each of the three years in the period ended June 30, 2025 incorporated by reference in this prospectus have been so included in reliance on the report of Guangdong Prouden CPAs GP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Guangdong Prouden CPAs GP is located at Ste.2201, GDH Bay City Centre, No.21 Zhujiang West Road, Guangzhou.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are registered under the laws of the British Virgin Islands as a business company with limited liability. We are registered in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or under the securities laws of the State of New York.

There is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws, as the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Our British Virgin Islands counsel has informed us that the BVI does not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the BVI. We have also been advised that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

Our British Virgin Islands counsel has further advised us that that there is currently no statutory enforcement or treaty between the United States and the British Virgin Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Commercial Division of the Eastern Caribbean Supreme Court in the British Virgin Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the British Virgin Islands. Furthermore, it is uncertain that British Virgin Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our British Virgin Islands counsel has informed us that there is uncertainty with regard to British Virgin Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement or the exhibits that are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents that we have filed with the SEC pursuant to the Exchange Act, which is considered to be a part of this prospectus:

●	Our Annual Report on Form 20-F for the year ended June 30, 2025, filed on October 24, 2025;

●	Our Foreign Report on Form 6-K furnished on July 15, 2025, September 3, 2025, September 12, 2025, September 23, 2025 and January 22, 2026; and

●	The description of our Ordinary Shares contained in our registration statement on Form 8-A filed on September 10, 2024 and as it may be further amended from time to time.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Foreign Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Foreign Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Foreign Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

25th Floor, Ovest

77 Wing Lok Street

Sheung Wan, Hong Kong

+852-6105-2611

3,800,000 Class A Ordinary Shares

GALAXY PAYROLL GROUP LIMITED

Prospectus

March 19, 2026